Exhibit 10.20

RAYTHEON 2019 STOCK PLAN

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (the “Award Agreement”), dated as of <Award Date> (the “Award Date”) is between Raytheon Company (the “Company”), and <First Name, Middle Initial, Last Name>, an employee of the Company or one of its Affiliates (“you”).

1.Award of Shares
The Company hereby awards you the number of restricted shares of common stock of the Company, par value $.01 per share, set forth below (the “Shares”), subject to the terms and conditions of the Raytheon 2019 Stock Plan (the “Plan”) and the vesting and other provisions of this Award Agreement.

Total Restricted Shares (the “Award”): #	Vesting Date / # Shares
Vesting Schedule:	[Vesting Date 1]: (# Shares) [Vesting Date 2]: (# Shares) [Vesting Date 3]: (# Shares)

2.Status of Shares During and Upon Vesting
The Shares shall be registered in your name as of the Award Date until such time as the Shares (or other evidence of ownership of the Shares) are delivered to you or forfeited to the Company in accordance with the terms hereof (the “Restriction Period”). During the Restriction Period, unless otherwise forfeited, you shall be entitled to vote the Shares and to receive dividends paid on the Shares, but such Shares may not be sold, transferred, pledged, exchanged, hypothecated or disposed of by you, nor be made subject to execution, attachment or similar process. Subject to Sections 3 and 4 below, if you are continuously employed by the Company or an Affiliate from the Award Date until the Vesting Date noted above, the Shares associated with that Vesting Date shall vest and the restrictions on those Shares shall lapse. With respect to any Shares that vest, the Company shall deliver to you evidence of ownership of the net number of such Shares reduced by the number of Shares necessary to satisfy tax withholding obligations as described in Section 5C below.

3.Effect of Termination of Employment
If during the Restriction Period you cease to be an employee of the Company or an Affiliate for any reason other than as set forth in Section 4 below, you shall cease to be entitled to any Shares as to which the applicable restrictions have not previously lapsed. All rights in and to such Shares shall be forfeited immediately after you cease to be an employee of the Company or an Affiliate

4.Effect of Death, Leave of Absence, Disability or Change in Control
Notwithstanding anything above to the contrary, the Shares shall vest and restrictions on the Shares shall lapse as follows:

a)immediately upon your death;

b)in accordance with the Vesting Schedule in the event of (i) a Medical Leave of Absence of at least one year, (ii) Disability or (iii) a Personal Leave of Absence (but only during the period of such leave, unless you resume your employment at the end of such leave); or

c)immediately upon your termination of employment by reason of an Involuntary Termination within two (2) years following a Change in Control, if in connection with such Change in Control this Award was assumed, continued, substituted or cancelled in exchange for cash payments subject to vesting (in which case such cash payments shall become fully vested, subject to any escrow, holdback, earn-out or similar provisions applicable to holders of Stock).

5.Other Provisions

A.No Guaranty of Future Awards.  This Award does not guarantee you the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.

B.No Rights to Continued Employment. This Award shall not be deemed to create a contract or other promise of continued employment with the Company or an Affiliate and shall not in any way prohibit or restrict the ability of the Company or an Affiliate to terminate your employment at any time for any reason.

C.Taxes. In addition to amounts in respect of taxes which the Company shall be required by law to deduct or withhold from any dividend payments on the Shares, the Company may withhold from any Shares vesting hereunder a number of Shares whose market value is sufficient in amount for the Company to satisfy any applicable United States federal, state or other tax withholding requirement under the laws of the jurisdictions in which you reside or that otherwise may be applicable to you. You shall not be entitled to any Shares or dividends on any Shares until all such tax obligations have been satisfied in full.

D.Clawback. If you are an elected officer, in addition to any other remedies available to the Company (but subject to applicable law), if the Board determines that it is appropriate, the Company may recover (in whole or in part) any payment made pursuant to this Award where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a restatement of Company financial statements filed with the Securities and Exchange Commission; (2) the Board determines that you engaged in knowing or intentional fraudulent or illegal conduct that caused or substantially caused the need for the restatement; and (3) a lower payment would have been made to you pursuant to the Award based upon the restated financial results. In any such instance, the Company will, to the extent practicable, seek to recover from you the amount by which the payment pursuant to the Award for the relevant period exceeded the lower payment that would have been made based on the restated financial results. The Company’s right of recovery applies to both the vested and unvested portion of the Award.

E.Plan. All terms and conditions of the Plan are incorporated herein by reference and constitute an integral part hereof. Any capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

F.Notices. Notices required or permitted hereunder shall be in writing and shall be delivered personally or by mail, postage prepaid, and, if to the Company, addressed to Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451, Attention: Vice President, Human Resources and Global Security, and, if to you, to your name and address as shown on the Company’s payroll records.

G.Entire Agreement; Successors and Assigns. The Plan and this Award Agreement constitute the entire agreement governing the terms of the Award. The Award Agreement shall inure to the benefit of the Company’s successors and assigns and may be assigned by the Company without your consent.

H.Governing Law. This Award Agreement shall be governed by the law of the Commonwealth of Massachusetts, without regard to its provisions governing conflicts of law.

Your acceptance of this Award constitutes your agreement to the terms of this Restricted Stock Award Agreement.

RAYTHEON COMPANY

By: ________________________
Name:
Title:

2